UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2009

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

001-33515

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

The Company held a conference call on May 7, 2009, which is archived on the Company’s website at http://www.einsteinnoah.com/index.cfm?fuseaction=financialsMedia.content&content_id=16. The following points were discussed during the call:

•

Transactions at our company-owned stores were down seven to eight percent for the beginning of the quarter, but towards the end of the first quarter ended March 31, 2009, our transactions were only down one to two percent. For the quarter ended March 31, 2009, transactions at our company-owned stores were down five to six percent and our average check was flat compared to the first quarter of 2008. System-wide transactions were down three to four percent and our average check was flat for the quarter ended March 31, 2009 compared to the first quarter of 2008.

•	We anticipate that we will generate approximately $2.5 million from the price advances that we will be taking through the balance of the year.

•	We estimate that our marketing spend will be approximately $4 million for fiscal 2009.

•	System-wide transactions were down approximately 3.0% and comparable store sales were down approximately 3.5% for the month ended April 28, 2009.

•

Based on our knowledge and the advice that we have received, we are holding steady on 2010 at this time. If we were to book today, we believe that we would have $1.0 million to $1.5 million of additional relief in wheat, but we anticipate that there is more to come.

•

Our catering revenues for the quarter ended March 31, 2009 were approximately 4% of our total company-owned restaurant revenues. We believe that this will grow at a double digit rate for the balance of the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: May 7, 2009	/S/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer